Exhibit 10.1

THIRD AMENDMENT TO EMPLOYMENT AGREEMENT
THIS THIRD AMENDMENT TO EMPLOYMENT AGREEMENT (the “Third Amendment”), made as of this 20th day of March, 2014, is entered into by and between The KEYW Corporation, a Maryland corporation with its principal place of business at 7740 Milestone Parkway, Suite 400, Hanover, MD 21076 (the “Company”) and John E. Krobath (the “Employee”).

WHEREAS, the Company and Employee entered into an Employment Agreement dated June 16, 2010, as amended on March 12, 2012 (the “First Amendment”) and June 29, 2012 (the “Second Amendment”) (collectively the “Employment Agreement”);

WHEREAS, Employee wishes to pursue professional opportunities outside of the Company; and

WHEREAS, Company and Employee mutually wish to amend and then terminate the Employment Agreement.

NOW THEREFORE, in consideration of the mutual covenants and promises contained in this Third Amendment, the parties agree:

1.    Section 4.2 of the Employment Agreement is deleted in its entirety and replaced with the following:

4.2    Termination for Cause, at the Election of the Employee, at Death, or Upon Mutual Election.

(a) In the event that Employee’s employment is terminated for Cause, at the election of the Employee, or upon Employee’s death, KEYW shall have no further obligations under this Agreement other than to pay to Employee salary and accrued vacation through the last day of Employee’s actual employment by the Company.

(b) The Employment Agreement shall be mutually terminated with effect as of 11:59 p.m. on March 20, 2014 (“Agreement Termination Date”). On March 21, 2014, Employee shall convert to an “at will”. On April 26, 2014 Employee shall convert to a Part-Time-On-Call (“PTOC”) status until February 28, 2016. KEYW will pay in lieu of severance (i) an amount equal to employee’s base salary (annualized $280,000) from March 21, 2014 through December 26, 2014 on the regular bi-weekly payroll cycle, the last payment of which is on January 2, 2015 and (ii) a lump sum payment of Three Hundred Thirty Thousand Dollars ($330,000) on January 16, 2015. On or before May 25, 2014, KEYW shall pay Employee the balance of any accrued Personal Time Off. Employee shall work on obtaining a buyer for the systems engineering and technical assistance business assets known as “Project BullsEye” (the “Transaction”). If the Transaction closes on or before July 1, 2014, KEYW shall pay Employee one percent (1%) of the gross sales price (including all earn-outs and contingencies as if achieved) of assets sold under the Transaction, such payment to be paid within thirty (30) days after the closing date of the Transaction. Company shall also reimburse Employee for healthcare premiums through February 28, 2016 for family coverage as currently enrolled on March 20, 2014. Notwithstanding the foregoing, the Company shall not be required to make payments under this Section 4.2 if the Employee has materially breached and failed to cure after written notice thereof any of the provisions of Sections 5 or 6, inclusive of all subsections, except subsections 5.1(a) and 5.3. Further, subject to any overriding laws, the Company shall not be required to reimburse healthcare premiums if Employee is actually covered or becomes covered by an equivalent benefit (at the same or lesser cost to Employee, if any) from another third party source. Any such benefit made available to Employee shall be reported to the Company. While Employee is in a PTOC status, Employee’s outstanding equity awards that would have vested before February 28, 2016 will continue to vest on their original vesting schedule, provided that the performance criteria with respect to Employee’s 2014 stock option awards made on February 7, 2014 will be removed and 50% of such options will vest on the first anniversary of the grant date, and 25% will vest on the second anniversary of the grant date. In consideration of the payments and benefits to be provided under this Section 4.2(b), and as a precondition to Employee becoming entitled to such payments and benefits under this Agreement, Employee agrees to execute and deliver to the Company within twenty-one (21) days after the Agreement Termination Date a waiver and release agreement in the form attached hereto as Schedule A which form will be provided to Employee by Company within three (3) days of the Agreement Termination Date (the “Release”, attached hereto as Schedule A). If Employee fails to execute and deliver the Release within twenty-one (21) days after the Agreement Termination Date, or if Employee revokes such Release as provided therein, the Company shall have no obligation to provide the payments or benefits described above. In any case in which the Release (and the expiration of any revocation rights provided therein) could only become effective in a particular tax year of Employee, any payment(s) conditioned on execution of the Release shall be made within ten (10) days after the Release becomes effective and such revocation rights have lapsed. In any case in which the Release (and the expiration of any revocation rights provided therein) could become effective in one of two (2) taxable years of

Exhibit 10.1

Employee depending on when Employee executes and delivers the Release, any payment conditioned on execution of the Release shall be made within ten (10) days after the Release becomes effective and such revocation rights have lapsed, but not earlier than the first business day of the later of such tax years.

2. Section 4.5 is deleted in its entirety and replaced with the following: “The provisions of Section 2.3, Subsection 4.2, Section 5 (except as hereafter provided), Section 6, and Section 9 shall survive the termination of this Agreement. The provisions of Subsections 5.1(a) and 5.3 shall not survive.”

3. For purposes of Section 5.2, “termination of employment” shall mean the Agreement Termination Date.

4. The Employee acknowledges that he has carefully read this Third Amendment and understands and agrees to this Third Amendment.

5. Capitalized terms used in this Third Amendment shall have the meaning assigned to such terms in the Employment Agreement unless otherwise provided in this Third Amendment.

IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the day and year set forth above.

	THE KEYW CORPORATION:	EMPLOYEE:

By:	/s/ Leonard E. Moodispaw	/s/ John E. Krobath
Name:	Leonard E. Moodispaw	John E. Krobath
Title:	President and Chief Executive Officer